Exhibit (j)

CONSENTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A (the “Registration Statement”) of our report dated December 21, 2012, relating to the financial statements and financial highlights which appear in the October 31, 2012 Annual Report to Shareholders of the Fixed Income SHares: Series C Portfolio, Fixed Income SHares: Series M Portfolio, Fixed Income SHares: Series R Portfolio, and Fixed Income SHares: Series TE Portfolio (each a portfolio of the AllianzGI Managed Accounts Trust) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

February 27, 2013